Exhibit 99.1

NEWS RELEASE
Lakes Entertainment, Inc.
130 Cheshire Lane, Suite 101
Minnetonka, MN 55305
952-449-9092
952-449-9353 (fax)
www.lakesentertainment.com
(NASDAQ: LACO)

FOR FURTHER INFORMATION CONTACT:
Timothy Cope — 952-449-7030

FOR IMMEDIATE RELEASE:
May 7, 2009

LAKES ENTERTAINMENT ANNOUNCES
EARNINGS FOR FIRST QUARTER 2009
MINNEAPOLIS — May 7, 2009 — Lakes Entertainment, Inc. (NASDAQ: LACO) today announced results for the three months ended March 29, 2009.
First Quarter Results
Lakes Entertainment reported first quarter 2009 revenues of $7.3 million, a 58% increase in comparison to prior-year period revenues of $4.6 million. This increase was primarily due to improved results from the Four Winds Casino Resort during the current year period, as well as fees from the Red Hawk Casino which opened in December 2008.
For the first quarter of 2009, Lakes’ selling, general and administrative expenses were $4.0 million compared to $3.9 million in the first quarter of 2008. Selling, general and administrative expenses consisted primarily of payroll and related expenses, travel expenses and professional fees. Development costs associated with the Ohio casino resort initiative, which was terminated after the November 2008 election, were $1.6 million during the first quarter of 2008.
Net unrealized losses on notes receivable relate to the Company’s notes receivable from Indian tribes, which are adjusted to estimated fair value based upon the current status of the related tribal casino projects and evolving market conditions. In the first quarter of 2009, net unrealized losses on notes receivable were $0.2 million, compared to net unrealized losses of $2.0 million in the prior-year period. The net unrealized losses in the first quarter of 2009 were related to the project with the Jamul Indian Village near San Diego, California and the project with the Iowa Tribe of Oklahoma near Oklahoma City, Oklahoma due primarily to ongoing issues in the credit markets and general economic uncertainties. Lakes also recognized an impairment on intangible assets related to the Jamul project in the amount of $0.6 million during the first quarter of 2009. Unrealized losses in the prior year period related primarily to a decrease in projected interest rates for the notes receivable related to the Red Hawk Casino project with the

Shingle Springs Band of Miwok Indians and the notes receivable related to the Jamul casino project.
Amortization of intangible assets related to Indian casino projects for the first quarter of 2009 was $2.5 million compared to $1.7 million for the first quarter of 2008. The increase of $0.8 million related to the amortization of intangible assets associated with the Red Hawk Casino, which began when it opened in December 2008. Amortization in the first quarter of 2008 related primarily to the intangible assets associated with the Four Winds Casino Resort.
Other income (expense), net for the first quarter of 2009 was $1.5 million compared to $0.2 million for the first quarter of 2008. The increase was due primarily to interest earned on notes receivable from the Shingle Springs Gaming Authority.
The loss from operations was less than $0.1 million for the first quarter of 2009, compared to a loss of $4.7 million for the first quarter of 2008, and resulted primarily from the items discussed above. Net earnings applicable to common shareholders for the first quarter of 2009 were $1.0 million, compared to a loss of $6.9 million in the first quarter of 2008.
Lyle Berman, Chief Executive Officer of Lakes stated, “Our revenue grew in the first quarter of 2009 primarily as a result of improved performance at the Four Winds Casino Resort and the opening of the Red Hawk Casino. The uncertain economic environment, especially in the California market has limited the Red Hawk Casino’s ability to achieve consistently strong operating results. However, the casino does continue to experience strong visitor counts and we remain cautiously optimistic regarding the long-term operating results of this property.”
Further commenting, Tim Cope, President and Chief Financial Officer of Lakes, stated, “The first quarter of 2009 was the first full quarter with all three of Lakes’ currently managed properties contributing to our earnings. Our first priority remains to operate each of these properties as efficiently as possible to achieve strong operating results. As previously announced, we recently submitted an application for a gaming site in the State of Kansas and we continue to work through that process. We are actively working with both the Iowa Tribe of Oklahoma and the Jamul Indian Village to move forward with their casino opportunities and as always, we continue to explore other new business opportunities.”
Liquidity and Balance Sheet
As of March 29, 2009, Lakes had $9.9 million in cash and cash equivalents and $23.5 million of long-term investments in securities recorded at estimated fair value. All investments in securities are Auction Rate Securities (“ARS”) and are held by UBS Financial Services, Inc (“UBS”). As a result of liquidity issues surrounding the ARS, the ARS are classified as long-term investments in securities. Lakes continues to earn and receive interest on the ARS at contractually set rates. During 2008, Lakes accepted an offer from UBS giving the Company nontransferable rights to sell the ARS at par value to UBS at any time during the period of June 30, 2010, through July 2, 2012. The par value of the ARS is approximately $26.8 million.
Lakes had notes receivable from Indian tribes recorded at $63.1 million as of March 29, 2009.

About Lakes Entertainment
Lakes Entertainment, Inc. currently has development and management or financing agreements with four separate Tribes for casino operations in Michigan, California, and Oklahoma, for a total of five separate casino sites. Lakes is currently managing the Cimarron Casino for the Iowa Tribe of Oklahoma, the Four Winds Casino Resort for the Pokagon Band of Potawatomi Indians and the Red Hawk Casino for the Shingle Springs Band of Miwok Indians. Lakes is also involved in other business activities, including the development of new table games for licensing to Tribal and non-Tribal casinos.

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by Lakes Entertainment, Inc.) contains statements that are forward-looking, such as statements relating to plans for future expansion and other business development activities as well as other capital spending, financing sources and the effects of regulation (including gaming and tax regulation) and competition. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of the company. These risks and uncertainties include, but are not limited to, need for potential future financing to meet Lakes’ development needs; those relating to the inability to complete or possible delays in completion of Lakes’ casino projects, including various regulatory approvals and numerous other conditions which must be satisfied before completion of these projects; possible termination or adverse modification of management or development contracts; Lakes operates in a highly competitive industry; possible changes in regulations; reliance on continued positive relationships with Indian tribes and repayment of amounts owed to Lakes by Indian tribes; possible need for future financing to meet Lakes’ expansion goals; risks of entry into new businesses; and reliance on Lakes’ management. For more information, review the company’s filings with the Securities and Exchange.
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LAKES ENTERTAINMENT, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands)

	March 29, 2009
	(Unaudited)	December 28, 2008

Assets
Current assets:
Cash and cash equivalents	$9,866	$6,170
Accounts receivable	3,588	2,407
Current portion of Notes receivable	7,070	9,151
Other current assets	1,299	1,232

Total current assets	21,823	18,960

Property and equipment, net	10,913	10,985

Long-term assets related to Indian casino projects:
Notes receivable, net of current portion	56,032	54,705
Intangible assets	45,163	47,586
Other	6,487	6,591

Total long-term assets related to Indian casino projects	107,682	108,882

Investments in securities and other	26,661	26,617

Total assets	$167,079	$165,444

Liabilities and shareholders’ equity
Current liabilities:
Line of credit	$18,018	$18,152
Current portion of contract acquisition costs payable	1,844	2,089
Income taxes payable	16,913	16,241
Other	3,719	3,659

Total current liabilities	40,494	40,141

Long-term liabilities:
Non-revolving line of credit	2,000	2,000
Contract acquisition costs payable, net of current portion	4,893	5,253

Long-term liabilities	6,893	7,253

Total liabilities	47,387	47,394

Total shareholders’ equity	119,692	118,050

Total liabilities and shareholders’ equity	$167,079	$165,444

LAKES ENTERTAINMENT, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Earnings (Loss)
(In thousands, except per share data)
(Unaudited)

	Three months ended
	March 29, 2009	March 30, 2008
Revenues:
Management fees	$7,266	$4,580
License fees	12	20

Total revenues	7,278	4,600

Costs and expenses:
Selling, general and administrative	4,042	3,864
Ohio initiative costs	—	1,646
Impairment losses	569	—
Amortization of intangible assets related to Indian casino projects	2,479	1,681
Depreciation	73	88

Total costs and expenses	7,163	7,279

Net unrealized losses on notes receivable	(163)	(1,983)

Loss from operations	(48)	(4,662)

Other income (expense):
Interest income	1,862	481
Other	(403)	(313)

Total other income (expense), net	1,459	168

Earnings (loss) before income taxes and discontinued operations	1,411	(4,494)
Income taxes	386	688

Earnings (loss) before discontinued operations	1,025	(5,182)
Discontinued operations, net of tax	—	(1,723)

Net earnings (loss) applicable to common shareholders	$1,025	$(6,905)

Earnings (loss) applicable to common shareholders per share — basic and diluted	$0.04	$(0.28)

Weighted-average common shares outstanding — basic	26,325	24,604

Dilutive effect of common stock equivalents	61	—

Weighted-average common shares outstanding — diluted	26,386	24,604